Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Alvarium Tiedemann Holdings, Inc. on Form S-8 of our report dated June 26, 2022, relating to the combined and consolidated financial statements of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries as of December 31, 2021, and 2020, and for the years then ended appearing in the Current Report on Form 8-K filed on January 9, 2023 and Form S-1 (File No. 333-269448) filed on January 27, 2023.

/s/ Citrin Cooperman & Company, LLP

New York, New York

March 23, 2023